Exhibit 99.1

Oncobiologics Completes Exchange of Series A Convertible Preferred Stock for Newly Created Series A-1 Convertible Preferred Stock

CRANBURY, N.J., July 19, 2018 – Oncobiologics, Inc. (Nasdaq: ONS) today announced that, on July 18, 2018, the Company completed the exchange of an aggregate of 58,735 shares of voting Series A Convertible Preferred Stock (the “Series A”) held by GMS Tenshi Holdings Pte. Limited (“GMS Tenshi”), a Singapore private limited company and the Company’s controlling stockholder and strategic partner, for 58,735 shares of its newly created series of voting convertible preferred stock, voting Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1”). The exchange follows the conversion of 208,836 shares of Series A into common stock by GMS Tenshi on June 20, 2018.

The Series A-1 has the same conversion and dividend features as the Series A (10% per annum, compounded quarterly, payable quarterly at the Company’s option in cash or in kind in additional shares of Series A-1), but reflects an increased redemption premium (110% to 550%) and increased liquidation preference (120% to 600%) that provides GMS Tenshi with similar redemption premium and liquidation preference for its aggregate Series A holdings before the conversion. The Company and GMS Tenshi also further amended the Investor Rights Agreement, dated September 11, 2017, to extend such rights to the Series A-1 and shares of common stock underlying such preferred stock.

About Oncobiologics, Inc. and its BioSymphony™ Platform
Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex monoclonal antibody (mAb) therapeutics. Oncobiologics is advancing a pipeline of innovative and biosimilar product candidates, three of which are currently in, or about to enter, clinical development. By leveraging its proprietary BioSymphony™ Platform, Oncobiologics is able to produce high-quality innovative and biosimilar mAb candidates in an efficient and cost-effective manner. The BioSymphony engine is particularly suitable for developing technically challenging and commercially attractive mAbs to meet the need for clinically important yet affordable drugs. The BioSymphony Platform is used for both in-house programs as well as engaging spare capacity to provide external contract development and manufacturing services. Led by a team of biopharmaceutical experts, Oncobiologics operates from a state-of-the-art fully integrated research, development, and manufacturing facility in Cranbury, New Jersey. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:
Lawrence A. Kenyon
LawrenceKenyon@oncobiologics.com

Media & Investors:
Jeremy Feffer
Managing Director
LifeSci Advisors, LLC
T: 212.915.2568
jeremy@lifesciadvisors.com